                                                                    EXHIBIT 11.1

                         UNIVISION COMMUNICATIONS INC.

                  CALCULATION OF PRO FORMA EARNINGS PER SHARE

 FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE SIX MONTH PERIODS ENDED JUNE 30,
                                 1995 AND 1996



                                                                   PRO FORMA (UNAUDITED)
                                                          ----------------------------------------
                                                          YEARS ENDED        THREE MONTHS ENDED
                                                          DECEMBER 31,    ------------------------
                                                              1995         6/30/95       6/30/96
                                                          ------------    ----------    ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income before extraordinary loss on extinguishment of
  debt..................................................   $    6,172     $    1,968    $   11,101
Earnings per share before extraordinary loss on
  extinguishment of debt................................        $0.11          $0.04         $0.20
Weighted average common shares outstanding..............   55,734,501     55,734,501    55,734,501
                                                           ==========     ==========    ==========


CALCULATION OF PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING

                                                                               NUMBER OF SHARES
                                                                               ----------------
Historical...................................................................     28,881,181
Additional Shares Issued Pursuant to the Reorganization......................      4,335,499
                                                                                  ----------
Total Shares Outstanding After Reorganization and Before Offering............     33,216,680
Total Shares Issued Pursuant to the Offering.................................      8,170,000
                                                                                  ----------
Total Shares Issued..........................................................     41,386,680
Common Stock Equivalents(a)..................................................     14,347,821
                                                                                  ----------
Pro Forma Weighted Average Common Shares Outstanding.........................     55,734,501
                                                                                  ==========

(a) Includes the effects of outstanding warrants to purchase 14,440,820 shares of PCI Common Stock with an exercise price of $0.13 per share. The warrants are considered common stock equivalents and impact primary weighted average common shares outstanding by the number of shares issuable on exercise of the warrants less the number of shares that could have been purchased with the proceeds from the exercise of the warrants based on the average price of common stock during the year. Fully diluted average number of shares outstanding is determined in the same manner except that purchases of common stock from the proceeds of the exercise of the warrants are assumed to have been made at the year-end price. As there was no market for the common stock of PCI during the periods presented, an assumed price of $20.00 (the proposed offering price per share) was utilized for primary and fully diluted earnings per share for all periods.